UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C.  20549
__________________________
FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)	March 4, 2010

Horizon Bancorporation, Inc.
(Exact name of Registrant as specified in its charter)

Florida (State or other jurisdiction of incorporation)	333-71773 (Commission File Number)	65-0840565 (I.R.S. Employer Identification No.)

900 53rd Avenue East, Bradenton, Florida 34203 (Address of principal executive offices)

(941) 753-2265 (Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communication pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 133-4(c) under the Exchange Act (17 CFR 240.13e.4(c))

Item 1.0 Entry Into a Material Definitive Agreement; Item 8.0 Other Events.

On March 9, 2010, the Board of Governors of the Federal Reserve System (the “Board of Governors”) delivered to Horizon Bank, the Company’s wholly-owned subsidiary (the “Bank”), a Prompt Corrective Action Directive Issued Pursuant to Section 38 of the Federal Deposit Insurance (“FDI”) Act, As Amended (the “PCA Directive”).  The PCA Directive, which was dated March 4, 2010, states that the Bank has been undercapitalized and has not filed an acceptable capital restoration plan.  Accordingly, the PCA Directive directs the Bank, the Company and the Bank’s Board of Directors to:

•
Not later than 45 days from March 4, 2010, increase the Bank’s equity through the sale of shares or contribution to surplus sufficient to make the Bank adequately capitalized, enter into and close a contract to be acquired or combine with another depository institution, or take other necessary measures to make the Bank adequately capitalized;

•	Comply fully with the provisions of Section 38 of the FDI Act restricting the Bank from making any capital distributions;

•
Refrain, without prior written approval of the Federal Reserve Bank of Atlanta (the “Atlanta Fed”), from soliciting, accepting or renewing time deposits bearing an interest rate exceeding the prevailing interest rates in the Bank’s market area, and, within 30 days, submit an acceptable plan and timetable to the Atlanta Fed for conforming such interest rates to the prevailing interest rates;

•	Comply with the provisions of Section 38 of the FDI Act requiring that all transactions between the Bank and any affiliate comply with Section 23A of the Federal Reserve Act;

•	Comply with the provision of Section 38 of the FDI Act restricting the payment of bonuses to senior executive officers and increases in compensation of such officers; and

•	Comply with the provisions of Section 38 of the FDI Act restricting asset growth, acquisitions, branching and new lines of business.

Over the last five months, the Bank has submitted three different capital restoration plans, two of which have been found by the Atlanta Fed to be unacceptable.  The major reason for the plans to have been found unacceptable is the difference of opinion between the Bank’s management and the Atlanta Fed’s staff as to the appropriate addition to the Bank’s Allowance for Loan and Lease Losses (“ALLL”).  Because one of the conditions to the release of offering proceeds from escrow has been that the capital restoration plan be acceptable, this difference of opinion has also prevented the Company from completing its $3.5 - $5.0 million offering of preferred stock, which had commenced on September 30, 2009, and is continuing until April 30, 2010.  The purpose of the offering has been to provide additional capital for the Bank sufficient for it to become adequately capitalized.

Based on this difference of opinion and its belief that the Bank’s ALLL methodology is the right one, management believes that there are extenuating circumstances involved in the Atlanta Fed deeming the capital restoration plans submitted by the Bank to be unacceptable.  Consequently, the Bank intends to appeal the PCA Directive in the next ten days.  In the appeal, the Bank will request that the PCA Directive be withdrawn, or in the alternative, that the effectiveness of the provision of the PCA Directive first listed above (relating to the 45-day deadline) be suspended until after the completion of the comprehensive examination of the Bank by the Florida Office of Financial Regulation (“OFR”) and the Atlanta Fed, which is scheduled to begin on March 22, 2010.

There is no assurance that the Board of Governors will withdraw or suspend the effectiveness of the PCA Directive.  Should the Federal Reserve not withdraw the PCA Directive or suspend the effectiveness of the 45-day deadline therein, and should the preferred stock offering currently conducted by the Company fail to cause the Bank to become adequately capitalized on or before April 19, 2010, the Federal Reserve is likely to take further actions.  Such actions may include the imposition of additional corrective actions, such as the dismissal of directors or senior executive officers, as well as, in theory, the imposition of civil money penalties against the Bank, the Company and any director or officer, and judicial enforcement of the PCA Directive.  Ultimately, there is no assurance that in the absence of a strong recovery in the Bank’s nonperforming assets continuing regulatory pressures will not cause the Bank to fail.  Any of these actions are likely to have a material negative effect on the business and financial condition of the Bank and the Company.

In addition, since March 4, 2010, the Company has been engaged in discussions with 1st Manatee Bank, Bradenton, Florida, regarding the notice given to the Company by 1st Manatee Bank on March 4, 2010.  In the notice, 1st Manatee Bank informed the Company that the principal of the approximately $1,100,000 loan made to the Company by 1st Manatee Bank on December 31, 2008, is due and that it intends to sell the collateral pledged by the Company under the loan in a public sale.  The collateral consists of 1,536,000 shares of common stock of the Bank.  On March 12, 2010, 1st Manatee Bank and the Company entered into a forbearance agreement pursuant to which any such public sale was cancelled, though 1st Manatee has all rights to reschedule a sale after March 26, 2010.

At this time, under the PCA Directive and the Written Agreement entered into by the Bank with the Fed and the OFR on November 10, 2009, the Bank may not make any capital distributions, including dividends, to the Company without the prior written consent of the Fed.  Such consent is unlikely to be given and the Company may rely solely on an outside injection of capital as the source for repayment of this loan.  The company is currently engaged in discussions with an investor, as well as members of its Board of Directors, regarding the purchase of the loan from 1st Manatee and its subsequent contribution to the capital of the Company.  There is no assurance that these discussions will result in a satisfactory arrangement.

Were common stock of the Bank to be sold at a public sale, the purchaser would, subject to approval by the Federal Reserve and the OFR, become a shareholder of the Bank, causing appropriate dilution to the existing shareholders.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Horizon Bancorporation, Inc. Registrant

Date: March 15, 2010	By:	/S/ Charles S. Conoley President and Chief Executive Officer (Principal Executive Officer)